As filed with the Securities and Exchange Commission on April 23, 2008
                                                     Registration No. 333-124791
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                         POST-EFFECTIVE AMENDMENT NO. 6
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                               GRAPHON CORPORATION
             (Exact name of registrant as specified in its charter)
                                  -------------

       Delaware                      6770                   13-3899021
      (State of          (Primary Standard Industrial    (I.R.S. Employer
    Incorporation)        Classification Code Number)  Identification Number)

                          5400 Soquel Avenue, Suite A2
                          Santa Cruz, California 95062
                                 (800) 472-7466
   (Address and telephone number of registrant's principal executive offices)

                                  William Swain
                      Secretary and Chief Financial Officer
                               GraphOn Corporation
                          5400 Soquel Avenue, Suite A2
                          Santa Cruz, California 95062
                                 (800) 472-7466
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                                 Ira I. Roxland, Esq.
                        Sonnenschein Nath & Rosenthal LLP
                           1221 Avenue of the Americas
                            New York, New York 10020
                            Telephone: (212) 768-6700
                               Fax: (212) 768-6800
                                  -------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

  Large accelerated filer | |                Accelerated filer | |

  Non-accelerated filer   | |                Smaller reporting company |X|

 (Do not check if a smaller reporting company)


   Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus forming a part of this Post-Effective Amendment No. 6 to Form S-1 also relates to the Registrant's Registration Statement to Form S-3 on Form S-1 (Registration No. 333-112758), effective on May 14, 2004.

                                Explanatory Note

Post-Effective No. 5 to this registration statement was filed on Form SB-2 on April 13, 2007 and became effective on April 26, 2007. Pursuant to the new system of disclosure rules for smaller reporting companies, which rules became effective on February 4, 2008, this post-effective amendment is being filed on Form S-1.

Preliminary Prospectus


                               GRAPHON CORPORATION

                        35,600,655 Shares of Common Stock

                             -----------------------

      This prospectus relates to the offer and sale from time to time of up to 35,600,655 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such 35,600,655 shares, 21,501,455 shares are currently outstanding and 14,099,200 shares are issuable upon exercise of warrants and options held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares by the selling stockholders.

      Our common stock is currently quoted on the OTC Bulletin Board under the symbol "GOJO." The closing bid price of our common stock on April 21, 2008 was $0.29 per share.

      This investment involves risks. You should refer to the discussion of risk factors, beginning on page 3 of this prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

                                     , 2008

                                TABLE of CONTENTS

                                                               Page
FORWARD-LOOKING STATEMENTS........................................i
PROSPECTUS SUMMARY................................................1
RISK FACTORS......................................................3
PRICE RANGE OF OUR COMMON STOCK...................................9
SELLING STOCKHOLDERS.............................................10
PLAN OF DISTRIBUTION.............................................14
DESCRIPTION OF OUR SECURITIES....................................16
LEGAL MATTERS....................................................18
EXPERTS..........................................................18
WHERE YOU CAN FIND MORE INFORMATION..............................18



You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any documents incorporated by reference herein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.



                           FORWARD-LOOKING STATEMENTS

      You should carefully review the information contained in this prospectus and the reports incorporated by reference herein. In this prospectus and the reports incorporated by reference herein, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth under the section in this prospectus captioned "Risk Factors" as well as and the other risks and uncertainties discussed in this prospectus and the reports incorporated by reference herein. Statements included in this prospectus and the reports incorporated by reference herein are based upon information known to us as of the respective dates of this prospectus and the reports incorporated by reference herein, and we assume no obligation to update or alter our forward-looking statements made in this prospectus and the reports incorporated by reference herein, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

                               PROSPECTUS SUMMARY

      This following summary does not contain all of the information you should consider in making your investment decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the more detailed information, including our financial statements and related notes, included elsewhere in this prospectus or incorporated by reference in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors."

                                    Overview

      We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use and/or resale by independent software vendors (ISVs), corporate enterprises, governmental and educational institutions, and others.

      Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

      Through our acquisition of Network Engineering Solutions, Inc. ("NES") in January 2005, we acquired the rights to 11 patents, which are primarily method patents that describe software and network architectures to accomplish certain tasks, as well as other intellectual property rights. During 2006, 2007 and again in March 2008, we initiated litigation against certain companies that we believed violated one or more of our patents. In December 2007 we entered into a $6.25 million settlement and licensing agreement with one of the companies.

      We are a Delaware corporation, founded in May of 1996. Our headquarters are located at 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet web site is http://www.graphon.com. The information on our website is not part of this prospectus. We also have offices in Concord, New Hampshire, Irvine, California, Berkshire, England, United Kingdom and Tel Aviv, Israel.

                               Recent Developments

      On January 8, 2008, our Board of directors authorized a stock buy back program to repurchase up to $1,000,000 of our outstanding common stock. Under terms of the program, we are not obligated to repurchase any specific number of shares and the program may be suspended or terminated at management's discretion. As of April 21, 2008 no shares had been repurchased under the program.

                                  The Offering


Common stock offered for sale by the selling
stockholders..................................... 35,422,356 shares (1)


Common stock to be outstanding after this
offering......................................... 61,695,601 shares (1)(2)


(1) Includes 12,849,200 shares and 1,250,000 shares issuable upon the exercise of outstanding warrants and options, respectively, held by the selling stockholders.


(2) Based upon our issued and outstanding shares of common stock as of March 31, 2008. This number excludes 6,634,286 shares of common stock, which are issuable upon exercise of our outstanding options. An additional 64,236 shares are reserved for future grants under our stock option plans and 72,101 shares are reserved for purchase pursuant to our employee stock purchase plan.

                                  RISK FACTORS

      Investing in our securities involves risks. Before investing in our securities, you should carefully consider the risks described below and in our Annual Report on Form 10-KSB for the year ended December 31, 2007, as well as the other information included in, and incorporated by reference in, this prospectus.

Risks Related to our Business

   We have a history of operating losses and expect these losses to continue, at least for the near future.

      We have experienced significant losses since we began operations. We expect to continue to incur losses at least for the near future. We incurred an operating loss of approximately $3,083,600 for the year ended December 31, 2006, and had we not entered into the $6,250,000 settlement and licensing agreement with Autotrader.com, we would have incurred an operating loss of approximately $3,901,300 for the year ended December 31, 2007. We do not expect to be profitable in 2008. Our expenses have increased as we have begun our efforts to further enforce our rights under our patents; however, we cannot give assurance that our software revenues will increase sufficiently to exceed total operating expenses. In future reporting periods, if revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain profitability.

   We may not realize the anticipated benefits of acquiring NES.

      We acquired NES in January 2005 with the anticipation that we would realize various benefits, including, among other things, licensing revenues through expansion of our product offerings or enhancement of our current product line, ownership of 11 issued patents and another 43 patent applications in process. We may not fully realize some or all of these benefits and the acquisition may result in the diversion of management time and cash resources to the detriment of our core software business. Costs incurred and liabilities assumed in connection with this acquisition could also have an adverse impact our future operating results.

   Our revenue is typically generated from a very limited number of significant customers.

      A material portion of our revenue during any reporting period is typically generated from a very limited number of significant customers. Consequently, if any of these significant customers reduce their order level or fail to order during a reporting period, our revenue could be materially adversely impacted.

      Several of our significant customers are ISVs who have bundled our products with theirs to sell as web-enabled versions of their products. Other significant customers include distributors who sell our products directly. We do not control our significant customers. Some of our significant customers maintain inventories of our products for resale to smaller end-users. If they reduce their inventory of our products, our revenue and business could be materially adversely impacted.

   If we are unable to develop new products and enhancements to our existing products, our business, results of operations and financial condition could be materially adversely impacted.

      The market for our products and services are characterized by:

  o  frequent new product and service introductions and enhancements;

  o  rapid technological change;

  o  evolving industry standards;

  o  fluctuations in customer demand; and

  o  changes in customer requirements.

      Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy. If we are unable to satisfy our customers' demands and remain competitive with other products that could satisfy their needs by introducing new products and enhancements, our business, results of operations and financial condition could be materially adversely impacted. Our future success could be hindered by:

  o delays in our introduction of new products and/or enhancements of existing products;

  o delays in market acceptance of new products and/or enhancements of existing products; and

  o our, or a competitor's, announcement of new products and/or product enhancements or technologies that could replace or shorten the life cycle of our existing products.

      For example, sales of our GO-Global for Windows software could be affected by the announcement from Microsoft of the release and the actual release of a new Windows-based operating system or an upgrade to a previously released Windows-based operating system version as these new or upgraded systems may contain similar features to our products or they could contain architectural changes that temporarily prevent our products from functioning properly within a Windows-based operating system environment.

   Our business could be adversely impacted by conditions affecting the information technology market.

      The demand for our products depends substantially upon the general demand for business-related software, which fluctuates on numerous factors, including capital spending levels, the spending levels and growth of our current and prospective customers and general economic conditions. Fluctuations in the demand for our products could have a material adverse effect on our business, results of operations and financial condition.

   Our business could be adversely impacted by changes pending in the United States Patent and Trademark Office ("PTO") or by cases being reviewed by the United States Supreme Court ("Supreme Court").

      Currently, proposed rule changes are pending in the PTO that will affect how currently pending and new patent applications are processed by the PTO. These rule changes may have an adverse affect on our presently pending patent applications and any patent applications we may file in the future.

      Several cases have been selected for review this term by the Supreme Court that involve patent law. In particular, KSR v. Teleflex examines the standard for finding a patent obvious and therefore invalid. One possible outcome is that the standard for invalidating a patent as being obvious may change. Such a result could adversely affect both the validity of our issued patents, and the patentability of our patent applications currently pending in the PTO.

      Additionally, legislation is pending in Congress that would reform patent law. The legislation, if passed, may affect our ability to file lawsuits in certain jurisdictions and may adversely impact our ability to collect damages if enacted as currently drafted.

   Sales of products within our GO-Global product line constitute a substantial majority of our revenue.

      We anticipate that sales of products within our GO-Global product line, and related enhancements, will continue to constitute a substantial majority of our revenue for the foreseeable future. Our ability to continue to generate revenue from our GO-Global product line will depend on continued market acceptance of GO-Global. Declines in demand for our GO-Global product line could occur as a result of:

  o   lack of success with our strategic partners;

  o new competitive product releases and updates to existing competitive products;

  o   decreasing or stagnant information technology spending levels;

  o   price competition;

  o   technological changes, or;

  o   general economic conditions in the market in which we operate.

      If our customers do not continue to purchase GO-Global products as a result of these or other factors, our revenue would decrease and our results of operations and financial condition would be adversely affected.

   If we determine that any of our intangible assets, including the patents acquired from NES, are impaired, we would be required to write down the value of the asset(s) and record a charge to our income statement, which could have a material adverse effect on our results of operations.

      We have a significant amount of intangible assets reported on our balance sheet as of December 31, 2007, primarily comprised of a net balance of $2,741,300 reported as Patents. We review our intangible assets for impairment annually, or sooner if events or changes in circumstances indicate that the carrying amounts could be impaired. Due to uncertain market conditions, potential changes in our strategy and product portfolio, and other factors, it is possible that the forecasts we use to support our intangible assets could change in the future, which could result in non-cash charges that would adversely affect our results of operations and financial condition.

   Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors.

      Our operating results are likely to fluctuate significantly in the future on a quarterly and on an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

  o   Our ability to maximize the revenue opportunities of our patents;

  o The degree of success of products or product enhancements that we may introduce;

  o   Variations in the size of orders by our customers;

  o   Increased competition;

  o The proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (OEMs) and others;

  o   Changes in our pricing policies or those of our competitors;

  o   The financial stability of major customers;

  o   New product introductions or enhancements by us or by competitors;

  o Delays in the introduction of products or product enhancements by us or by competitors;

  o   The degree of success of new products;

  o   Any changes in operating expenses; and

  o General economic conditions and economic conditions specific to the software industry.

      In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time orders from non-recurring customers, or customers who order infrequently. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely be adversely affected.

   We may not be successful in attracting and retaining key management or other personnel.

      Our success and business strategy is also dependent in large part on our ability to attract and retain key management and other personnel. The loss of the services of one or more members of our management group and other key personnel, including our Chief Executive Officer, may have a material adverse effect on our business.

   Our failure to adequately protect our proprietary rights may adversely affect us.

      Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

      As regards our intention to maximize the revenue opportunities the portfolio of patents that we acquired from NES:

  o Although we believe the NES patents to be strong, there can be no assurance that they will not be found invalid either in whole or in part if challenged;

  o Invalidation of their broadest claims could result in very narrow claims that do not have the potential to produce meaningful license revenues;

  o Many of the companies that we intend to seek licenses from are very large with significant financial resources. We currently lack the ability to defend our patents against claims of invalidity if such litigation is heavily contested over an extended period of months or even years;

  o We have engaged attorneys that work on our behalf on a contingent fee basis and intend to pursue litigation until a resolution is achieved that is favorable to us. Such attorneys may seek to limit their exposure either by advocating licensing settlements that are not favorable to us or may abandon their efforts on our behalf; and

  o Because NES obtained no foreign patents or filed any foreign patent applications, infringing companies may seek to avoid our demand for licenses by moving the infringing activities offshore where U.S. patents cannot be enforced.

   We face risks of claims from third parties for intellectual property infringement that could adversely affect our business.

      At any time, we may receive communications from third parties asserting that features or content of our products may infringe upon their intellectual property rights. Any such claims, with or without merit, and regardless of their outcome, may be time consuming and costly to defend. We may not have sufficient resources to defend such claims and they could divert management's attention and resources, cause product shipment delays or require us to enter into new royalty or licensing agreements. New royalty or licensing agreements may not be available on beneficial terms, and may not be available at all. If a successful infringement claim is brought against us and we fail to license the infringed or similar technology, our business could be materially adversely affected.

   Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

      Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between any third party and us may adversely affect our business.

   We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or to develop new reseller relationships.

      Our products are primarily sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, value-added resellers, distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations and financial condition. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

   The market in which we participate is highly competitive and has more established competitors.

      The market we participate in is intensely competitive, rapidly evolving and subject to technological changes. We expect competition to increase as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot assure you that our competitors will not develop and market competitive products that will offer superior price or performance features, or that new competitors will not enter our markets and offer such products. We believe that we will need to increase our investment in research and development to remain competitive in the future. Resources to make such increased investment may not be available to us at the time or times that we need them, or upon terms acceptable to us. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

Risks Related to our Common Stock

   Our stock price has been historically volatile and you could lose the value of your investment.

      Our common stock is quoted on the OTC Bulletin Board. There can be no assurance that an active public market will continue for our common stock, or that the market price for our common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions.

      Our stock price has historically been volatile; it has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

   We do not expect to pay dividends.

      We have not paid dividends on our common stock since our inception, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

   If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

      Companies that have common stock quoted on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

                         PRICE RANGE OF OUR COMMON STOCK

      Our common stock is quoted on the OTC Bulletin Board under the symbol "GOJO."

      The following table sets forth, for the periods indicated, the high and low reported bid price of our common stock. Since March 27, 2003 our common stock has been quoted on the Over-the-Counter Bulletin Board.

                                              Fiscal Year *
                       ------------------------------------------------------------
                              2008                2007                 2006
                       ------------------- -------------------- -------------------
           Quarter       High      Low       High       Low       High      Low
           ----------- --------- --------- --------- ---------- --------- ---------
           1st          $  0.46   $  0.27   $  0.28   $   0.15   $  0.30   $  0.18
           2nd **       $  0.35   $  0.28   $  0.22   $   0.13   $  0.25   $  0.17
           3rd              na        na    $  0.29   $   0.16   $  0.23   $  0.16
           4th              na        na    $  0.45   $   0.14   $  0.22   $  0.15

      ----------
      * The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

      ** For the second quarter of fiscal year 2008, the high and low reported bid price of our common stock listed in the preceding table is for the period April 1, 2008 through April 21, 2008, inclusive. On April 21, 2008, there were approximately 153 holders of record of our common stock and the closing bid price was $0.29.

      We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by the Board of Directors.

                              SELLING STOCKHOLDERS

      This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 35,600,655 shares of our common stock, including 12,849,200 shares and 1,250,000 shares underlying certain of our warrants and options, respectively. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

      The selling stockholders acquired our common stock and/or warrants in one or more of the following transactions:

  o On February 2, 2005, we issued in a private placement 148,148 shares of Series A preferred stock and warrants to purchase 74,070 shares of Series B preferred stock (the 2005 private placement). In connection with the 2005 private placement, warrants to purchase 14,815 shares of Series A preferred stock and 7,401 shares of Series B preferred stock were issued to Griffin Securities, Inc. as a finder's fee. On March
      29, 2005, the preferred stock and warrants to purchase preferred stock were converted into an aggregate of 14,814,800 shares of common stock and warrants to purchase 9,629,200 shares of common stock.

  o On January 31, 2005, we acquired NES for 9,599,993 shares of common stock and other consideration, which we refer to in this prospectus as the "NES Acquisition." Of such shares, 1,999,999 shares were placed in escrow to settle any post-acquisition contingencies pursuant to the terms of an escrow agreement. As of April 21, 2008, no such shares remained in escrow.

  o On January 29, 2004, we issued in a private placement 5,000,000 shares of common stock and five-year warrants to purchase 2,500,000 shares of common stock (the 2004 private placement). We also issued to Griffin Securities, as a placement agent fee in respect to the 2004 private placement, warrants to acquire 750,000 shares of common stock.

      On February 1, 2005, we issued employee stock options to purchase 1,000,000 shares of common stock to Ralph Wesinger. On February 16, 2005, we issued employee stock options to purchase 250,000 shares of common stock to Gary Green.

      We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

                                                              Common Stock
                                                               Offered by      Shares Beneficially
                                        Number of Shares        Selling        Owned After Offering
     Name of Selling Stockholder       Beneficially Owned     Stockholder      Number     Percent
--------------------------------------------------------------------------------------------------
Ralph Wesinger (1)                        4,230,207 (2)        4,230,207 (2)     --          --
AIGH Investment Partners, LLC (3)         9,120,417 (4)        9,120,417 (4)     --          --
Paul Packer                               5,077,425 (5)(6)     1,215,017 (6)     --          --


                                       10

Globis Capital Partners L.P. (7)          2,900,148 (8)        2,900,148 (8)     --          --
Globis Overseas Fund Ltd. (7)               962,260 (9)          962,260 (9)     --          --
Richard Grossman                            603,887 (10)         603,887 (10)    --          --
Anthony Altamura                             30,000 (11)          30,000 (11)    --          --
Hewlett Fund (12)                           499,705 (13)         499,705 (13)    --          --
Hershel Berkowitz                         1,311,561 (14)       1,311,561 (14)    --          --
Joshua A. Hirsch                            324,757 (15)         324,757 (15)    --          --
Dr. Jack Dodick                             884,500 (16)         884,500 (16)    --          --
Spira Family Investment Partnership (17)    416,700 (18)         416,700 (18)    --          --
Fame Associates (19)                        416,700 (20)         416,700 (20)    --          --
Cam Co (21)                               1,388,800 (22)       1,388,800 (22)    --          --
Anfel Trading Limited (23)                1,944,300 (24)       1,944,300 (24)    --          --
Ganot Corporation (25)                      833,400 (26)         833,400 (26)    --          --
Mazel D&K, Inc. (27)                      1,111,000 (28)       1,111,000 (28)    --          --
F. Lyon Polk III                             37,000 (29)          37,000 (29)    --          --
Paul Tramontano                             111,000 (29)         111,000 (29)    --          --
SLAM Partners (30)                           90,500 (31)          55,500 (31)  35,000         *
Griffin Securities, Inc. (32)               232,638 (33)         232,638 (33)    --          --
Friendly Capital LLC (32)                   510,412 (34)         510,412 (34)    --          --
Robert U. Giannini (35)                   1,630,611 (36)       1,630,611 (36)    --          --
Mark H. Zizzamia (35)                       213,957 (36)         213,957 (36)    --          --
Thomas W. Muldowney (35)                    140,625 (36)         140,625 (36)    --          --
Salvatore J. Saraceno (35)                  213,957 (36)         213,957 (36)    --          --
The Tzedakah Fund                           555,550 (37)         555,550 (37)    --          --
CAM-ELM                                     555,550 (37)         555,550 (37)    --          --
AME                                         555,550 (37)         555,550 (37)    --          --
Joseph Bronner                            1,388,877 (38)       1,388,877 (38)    --          --
North American Investments                  555,550 (37)         555,550 (37)    --          --
Marcia Kreinberg                            222,220 (39)         222,220 (39)    --          --
Gary Green (40)                             250,000 (41)         250,000 (41)    --          --

---------------------------------------------------------------------------------------

*     Denotes less than 1%

(1) Prior to the NES Acquisition, Mr. Wesinger was a director, the president and the majority shareholder of NES. In accordance with the terms of the NES Acquisition agreement, Mr. Wesinger became a non-executive employee of our company upon consummation of the NES Acquisition.

(2) Includes 1,000,000 shares of common stock issuable upon exercise of options. 83,333 of such shares vest on May 1, 2005 and the remainder vest in a series of 33 successive equal monthly installments upon Mr. Wesinger's completion of each additional month's service as our employee.
(3) Orin Hirschman is the managing member of AIGH Investment Partners, LLC and has sole voting and dispositive power with respect to such shares.
(4) 3,040,139 of such shares are issuable upon exercise of warrants. (5) Includes 1,781,453 shares held by, and 1,118,695 shares issuable upon exercise of warrants held by, Globis Capital Partners L.P. and 638,176 shares held by, and 324,084 shares issuable upon exercise of warrants held by, Globis Overseas Fund Ltd.
(6)  405,004 of such shares are issuable upon exercise of warrants.
(7) Paul Packer is the managing member of Globis Capital Partners (Globis Capital) and is the managing member of the general partner of the manager of Globis Overseas Fund, Ltd. (Globis Overseas). Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis Capital and Globis Overseas.
(8)  1,118,695 of such shares are issuable upon exercise of warrants.
(9)  324,084 of such shares are issuable upon exercise of warrants.
(10) 201,296 of such shares are issuable upon exercise of warrants.
(11) 10,000 of such shares are issuable upon exercise of warrants.
(12) Jacob J. Spinner, the general partner of Hewlett Fund, exercises voting and investment power over the shares held by this entity. Mr. Spinner disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. We have been informed by Hewlett Fund that it purchased the shares being offered pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(13) 247,496 of such shares are issuable upon exercise of warrants.
(14) 659,387 of such shares are issuable upon exercise of warrants.
(15) 139,557 of such shares are issuable upon exercise of warrants.
(16) 294,800 of such shares are issuable upon exercise of warrants.
(17) Steven W. Spira exercises sole voting and dispositive power with respect to such shares.
(18) 138,900 of such shares are issuable upon exercise of warrants.
(19) Abraham Fruchthandler, general partner of Fame Associates, exercises sole voting and dispositive power with respect to such shares.
(20) 138,900 of such shares are issuable upon exercise of warrants.
(21) Charles Alpert exercises sole voting and dispositive power with respect to such shares.
(22) 462,900 of such shares are issuable upon exercise of warrants.
(23) Tzvi Levy exercises sole voting and dispositive power with respect to such shares.
(24) 648,100 of such shares are issuable upon exercise of warrants.
(25) Sisel Klurman exercises sole voting and dispositive power with respect to such shares.
(26) 277,800 of such shares are issuable upon exercise of warrants.
(27) Reuven Dessler and Jack Koval exercise shared voting and dispositive power with respect to such shares.
(28) 370,300 of such shares are issuable upon exercise of warrants.
(29) 37,000 of such shares are issuable upon exercise of warrants.

(30) Sam Katzman, general partner of SLAM Partners, exercises sole voting and dispositive power with respect to such shares.
(31) 18,500 of such shares are issuable upon exercise of warrants.
(32) Adrian Stecyk, the Chief Executive Officer of Griffin Securities, exercises voting and investment power over the shares held by this entity. Mr. Stecyk disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. Griffin Securities acted as placement agent for our January 2004 private placement. Griffin Securities received a finder's fee for the 2005 private placement.
(33) 232,638 of such shares are issuable upon exercise of warrants.
(34) 510,412 of such shares are issuable upon exercise of warrants.
(35) Messrs. Giannini, Zizzamia, Muldowney and Saraceno were managing directors of Griffin Private Equity Group, a division of Griffin Securities, at the time that they originally obtained the warrants (of which the underlying shares are being offered pursuant to this prospectus). We have been informed by Griffin Securities and Messrs. Giannini, Zizzamia, Muldowney and Saraceno that they originally obtained the warrants in the ordinary course of business and, at the time they originally obtained such warrants, had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or the shares underlying the warrants.
(36) All of such shares are issuable upon exercise of warrants.
(37) 185,180 of such shares are issuable upon exercise of warrants.
(38) 462,951 of such shares are issuable upon exercise of warrants.
(39) 74,072 of such shares are issuable upon exercise of warrants.
(40) Mr. Greene is one of our employees.
(41) Includes 250,000 shares of common stock issuable upon exercise of options. 7,576 of such shares vest on May 16, 2005 and the remainder vest in a series of 32 successive equal monthly installments upon Mr. Greene's completion of each additional month's service as our employee.

                              PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledgees, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

      Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

      The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

      The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

      If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

  o the name of each such selling stockholder and of the participating broker-dealer(s);

  o   the number of shares involved;

  o   the price at which such shares were sold;

  o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  o   other facts material to the transaction.

      We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $4,674,700 if all of the warrants that relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

                          DESCRIPTION OF OUR SECURITIES

Common Stock

      We are currently authorized to issue up to 195,000,000 shares of our common stock, $0.0001 par value. As of April 21, 2008, 47,596,401 shares of our common stock were issued and outstanding, and held of record by approximately 153 persons. We estimate that there are in excess of 3,000 beneficial owners of our common stock.

      Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Warrants

      The material terms of the warrants currently held by the selling stockholders are as follows:

  o warrants to purchase an aggregate of 2,750,000 shares of our common stock are exercisable at $0.33 per share and expire on January 29, 2009;

  o warrants to purchase an aggregate of 470,000 shares of our common stock are exercisable at $0.23 per share and expire on January 29, 2009;

  o warrants to purchase an aggregate of 1,481,500 shares of our common stock are exercisable at $0.27 per share and expire on February 2, 2010;

  o warrants to purchase an aggregate of 8,147,700 shares of our common stock are exercisable at $0.40 per share and expire on February 2, 2010; and

  o The exercise prices of the warrants are subject to adjustment upon the occurrence of certain events, including the issuance of our common stock at a price below the exercise price of the warrants or a split-up or combination of our common stock and a reorganization or merger to which we are a party.

Limitation of Liability

      As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  o for any breach of the director's duty of loyalty to us or our stockholders;

  o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  o under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

  o for any transaction from which the director derives an improper personal benefit.

      As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

      Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

      We are subject to the provisions of section 203 of the Delaware law.
Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

      The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

                                  LEGAL MATTERS

      The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.



                                     EXPERTS

      The consolidated financial statements of GraphOn Corporation at December 31, 2007 and for each of the two years in the period ended December 31, 2007 appearing in our annual report on Form 10-KSB for the year ended December 31, 2007 have been audited by Macias Gini & O'Connell LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

      The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-21832. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference are as follows:

o     our Annual Report on Form 10-KSB for the year ended December 31, 2007;

o the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062; our phone number is 1-800-GRAPHON (1-800-472-7466).

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

      The following table sets forth various expenses that will be incurred in connection with this offering as it relates to Amendment No. 6 to this Registration Statement:

            Legal Fees and Expenses.................. $   3,500 *
            Accounting Fees and Expenses.............    10,000 *
            Printing Expenses........................       500 *
            Miscellaneous Expenses...................     1,000 *
                                                     ----------
            Total .................................. $   15,000 *
                                                     ==========
---------------
*     Estimated

Item 14.   Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise.

      The Registrant's Bylaws provide that any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant shall be indemnified by the Registrant against the reasonable expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal therein, to the fullest extent permitted by the General Corporation Law or any successor thereto.

      The Registrant's Bylaws provide that any person made or threatened to be made a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant, or served such other corporation in any capacity, shall be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 15.   Recent Sales of Unregistered Securities

      Since January 1, 2005, the Registrant has issued the following securities that were not registered under the Securities Act of 1933 (the "Securities Act"):

      On January 31, 2005, the Registrant acquired NES in exchange for 9,599,993 shares of common stock, the assumption of approximately $232,800 of NES' indebtedness and the reimbursement to AIGH, an affiliate of a principal shareholder (Orin Hirschman), of $665,000 for its advance on behalf of the Registrant of a like sum in December 2004 to settle certain third party litigation against NES. The advance was reimbursed through a partial credit against the price of the Registrant's securities acquired by AIGH in the 2005 private placement.

      Of such 9,599,993 shares, 4,963,158 were issued to NES' majority shareholder, an aggregate 2,474,335 shares were issued to NES' nine other shareholders and an aggregate 2,162,500 shares to two of NES' remaining creditors. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to
Section 4(2) and in compliance with Rule 506 thereunder.

      On February 2, 2005, the Registrant issued in a private placement for $4,000,000, 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share (the 2005 private placement). After payment of fees, expenses and other consideration related to the NES Acquisition and the 2005 private placement, the Registrant derived net proceeds of approximately $2,067,700. Pursuant to an agreement dated December 16, 2003 with Griffin Securities Inc., placement agent for Registrant's 2004 private placement, the Registrant issued to Griffin Securities five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of Registrant's 2005 private placement. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On March 29, 2005, the Registrant's stockholders approved an amendment to the Registrant's certificate of incorporation increasing the Registrant's authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to the Registrant's certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of common stock at an exercise price of $0.40 per share, respectively.

      During the three years ended March 31, 2008, the Registrant issued options to purchase 3,255,000 shares of its common stock, at exercise prices ranging from $0.15 to $0.40 per share, and awarded 1,000,000 shares of restricted common stock with a fair market value of $0.16 to various employees and directors pursuant to its various employee benefit plans. The granting of such stock options and awarding of such restricted stock to the employees and directors was not registered under the Securities Act of 1933 because the stock options and restricted stock either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the stock options and restricted stock were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 16.   Exhibits

      The following is a list of exhibits filed herewith as part of the registration statement:

Exhibit
Number   Description of Exhibit
----------------------------------------------------------------------
3.1 Amended and Restated Certificate of Incorporation of Registrant, as amended (1)
3.2      Amended and Restated Bylaws of Registrant (2)
4.1 Form of certificate evidencing shares of common stock of Registrant (3)
4.3      Form of Warrant issued by Registrant on January 29, 2004 (4)
4.4      Form of Warrant issued by Registrant on February 2, 2005 (5)
4.5 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (4)
4.6 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (5)
5.1      Opinion of Sonnenschein Nath & Rosenthal LLP *
10.1     1996 Stock Option Plan of Registrant (3)
10.2     1998 Stock Option/Stock Issuance Plan of Registrant (6)
10.3     Supplemental Stock Option Agreement, dated as of June 23,
         2000 (6)
10.4     Employee Stock Purchase Plan of Registrant (6)
10.5 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (4)
10.6 Amendment to Lease Agreement between Registrant and Central United Life Insurance, dated as of September 15, 2006 (1)
10.7 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (5)
10.8     2005 Equity Incentive Plan (7)
10.9 Stock Option Agreement, dated February 1, 2005 by and between Registrant and Ralph Wesinger (8)
10.10 Stock Option Agreement, dated January 29, 2005 by and between Registrant and Gary Green (8)
10.11 Employment Agreement, dated February 11, 2000, by and between Registrant and William Swain (9)
16.1 Letter from BDO Seidman, LLP, dated February 10, 2005 regarding change in certifying accountant (10)

21.1     Subsidiaries of Registrant (11)
23.1     Consent of Macias Gini & O'Connell LLP
23.2     Consent of Sonnenschein Nath & Rosenthal LLP
         (contained in their opinion included under Exhibit 5.1) *
----------
*    Previously filed as an exhibit to this registration statement

       (1) Filed on April 2, 2007 as an exhibit to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006, and incorporated herein by reference.
       (2) Filed on June 4, 1999 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (File No.333-76333), and incorporated herein by reference
       (3) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-11165), and incorporated herein by reference
       (4) Filed on March 30, 2004 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference
       (5) Filed on February 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated January 31, 2005, and incorporated herein by reference
       (6) Filed on June 23, 2000 as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-40174) and incorporated herein by reference
       (7) Filed on November 25, 2005 as an exhibit to the Registrant's definitive Proxy Statement for the Registrant's 2005 Annual Meeting, and incorporated herein by reference
       (8) Filed on April 17, 2006 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005, and incorporated herein by reference
       (9) Filed on February 6, 2007 as an exhibit to Post-Effective Amendment No. 4 to the Registrant's Registration Statement to Form S-1 on Form SB-2 (File No. 333-124791), and incorporated herein by reference
       (10) Filed on February 14, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated February 9, 2005, and incorporated herein by reference
       (11) Filed on March 31, 2008 as an exhibit to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2007, and incorporated herein by reference.


Item 17.   Undertakings

      The undersigned registrant hereby undertakes:

      (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (4) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 24 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on the 23rd day of April, 2008.

                                       GRAPHON CORPORATION

                                      By: /s/ William Swain
                                          ------------------------------------
                                          William Swain
                                          Secretary and Chief Financial Officer

                                 ---------------

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                              TITLE                                    DATE
----------------------------------------------------------------------------------------------
                                       Chairman and Chief Executive Officer
*                                      (Principal Executive Officer)            April 23, 2008
-----------------------------
Robert Dilworth


                                       Secretary and Chief Financial
/s/ William Swain                      Officer (Principal Financial and         April 23, 2008
-----------------------------          Accounting Officer)
William Swain


*                                      Director                                 April 23, 2008
-----------------------------
August P. Klein


*                                      Director                                 April 23, 2008
-----------------------------
Michael Volker


*                                      Director                                 April 23, 2008
-----------------------------
Gordon Watson


---------
* William Swain, pursuant to Powers of Attorney (executed by each of the officers and directors listed above), by signing his name hereto does hereby sign and execute this Post-Effective Amendment to the Registration Statement on behalf of each of the persons referenced above.

Date: April 23, 2008                              /s/ William Swain
                                                  ------------------------------
                                                      William Swain

                                  EXHIBIT INDEX

Exhibit
Number   Description of Exhibit
----------------------------------------------------------------------
3.1      Amended and Restated Certificate of Incorporation of
         Registrant, as amended (1)
3.2      Amended and Restated Bylaws of Registrant (2)
4.1 Form of certificate evidencing shares of common stock of Registrant (3)
4.7      Form of Warrant issued by Registrant on January 29, 2004 (4)
4.8      Form of Warrant issued by Registrant on February 2, 2005 (5)
4.9 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (4)
4.10 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (5)
5.1      Opinion of Sonnenschein Nath & Rosenthal LLP *
10.12    1996 Stock Option Plan of Registrant (3)
10.13    1998 Stock Option/Stock Issuance Plan of Registrant (6)
10.14    Supplemental Stock Option Agreement, dated as of June 23, 2000 (6)
10.15    Employee Stock Purchase Plan of Registrant (6)
10.16 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (4)
10.17    Amendment to Lease Agreement between Registrant and Central
         United Life Insurance, dated as of September 15, 2006 (1)
10.18 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (5)
10.19    2005 Equity Incentive Plan (7)
10.20 Stock Option Agreement, dated February 1, 2005 by and between Registrant and Ralph Wesinger (8)
10.21 Stock Option Agreement, dated January 29, 2005 by and between Registrant and Gary Green (8)
10.22 Employment Agreement, dated February 11, 2000, by and between Registrant and William Swain (9)
16.1     Letter from BDO Seidman, LLP, dated February 10, 2005
         regarding change in certifying accountant (10)
21.1     Subsidiaries of Registrant (11)
23.1     Consent of Macias Gini & O'Connell LLP
23.2     Consent of Sonnenschein Nath & Rosenthal LLP
         (contained in their opinion included under Exhibit 5.1) *

----------
*    Previously filed as an exhibit to this registration statement

       (1) Filed on April 2, 2007 as an exhibit to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006, and incorporated herein by reference.

       (2) Filed on June 4, 1999 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (File No.333-76333), and incorporated herein by reference
       (3) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-11165), and incorporated herein by reference
       (4) Filed on March 30, 2004 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference
       (5) Filed on February 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated January 31, 2005, and incorporated herein by reference
       (6) Filed on June 23, 2000 as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-40174) and incorporated herein by reference
       (7) Filed on November 25, 2005 as an exhibit to the Registrant's definitive Proxy Statement for the Registrant's 2005 Annual Meeting, and incorporated herein by reference
       (8) Filed on April 17, 2006 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005, and incorporated herein by reference
       (9) Filed on February 6, 2007 as an exhibit to Post-Effective Amendment No. 4 to the Registrant's Registration Statement to Form S-1 on Form SB-2 (File No. 333-124791), and incorporated herein by reference
       (10) Filed on February 14, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated February 9, 2005, and incorporated herein by reference
       (11) Filed on March 31, 2008 as an exhibit to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2007, and incorporated herein by reference.